Filed pursuant to Rule 433(d)

Registration No. 333-227592

Dated February 25, 2019

FINAL TERM SHEET

Issuer:	PacifiCorp

Security Type:	First Mortgage Bonds due 2029 (the “2029 Bonds”)
First Mortgage Bonds due 2050 (the “2050 Bonds”)

Legal Format:	SEC Registered

Principal Amount:	2029 Bonds: $400,000,000 in aggregate principal amount
2050 Bonds: $600,000,000 in aggregate principal amount

Coupon:	2029 Bonds: 3.500%
2050 Bonds: 4.150%

Interest Payment Dates:	2029 Bonds: Semi-annually on June 15 and December 15, commencing on June 15, 2019
2050 Bonds: Semi-annually on February 15 and August 15, commencing on August 15, 2019

Trade Date:	February 25, 2019

Settlement Date:	March 1, 2019 (T+4)*

Maturity:	2029 Bonds: June 15, 2029
2050 Bonds: February 15, 2050

Treasury Benchmark:	2029 Bonds: 2.625% due February 15, 2029
2050 Bonds: 3.375% due November 15, 2048

US Treasury Spot:	2029 Bonds: 99-19
2050 Bonds: 106-25

US Treasury Yield:	2029 Bonds: 2.672%
2050 Bonds: 3.027%

Spread to Treasury:	2029 Bonds: +85 basis points
2050 Bonds: +115 basis points

Re-offer Yield:	2029 Bonds: 3.522%
2050 Bonds: 4.177%

Price to Public (Issue Price):	2029 Bonds: 99.815% of principal amount
2050 Bonds: 99.535% of principal amount

Expected Ratings:	A1 by Moody’s Investors Service, Inc.
A+ by S&P Global Ratings

Optional Redemption:	2029 Bonds: Prior to March 15, 2029, Make Whole Call at T+15 basis points. On or after March 15, 2029, 100% of the principal amount plus accrued and unpaid interest
2050 Bonds: Prior to August 15, 2049, Make Whole Call at T+20 basis points. On or after August 15, 2049, 100% of the principal amount plus accrued and unpaid interest

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, KeyBanc Capital Markets Inc., SMBC Nikko Securities America, Inc.

CUSIP / ISIN:	2029 Bonds: 695114 CU0 / US695114CU02
2050 Bonds: 695114 CV8 / US695114CV84

*It is expected that delivery of the Offered Securities will be made to investors on or about March 1, 2019, which will be the fourth business day following the date of this pricing term sheet (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes will initially settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next succeeding business day should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. at 1-877-649-6848, PNC Capital Markets LLC at 1-855-881-0697, Scotia Capital (USA) Inc. at 1-800-372-3930 or TD Securities (USA) LLC at 1-855-495-9846.